SECRETARY'S CERTIFICATE

The undersigned hereby certifies that he is the Secretary of each Third Avenue Trust, on behalf of each of the Third Avenue Value Fund, Third Avenue Small-Cap Value Fund, Third Avenue Real Estate Value Fund, and the Third Avenue International Value Fund; and the Third Avenue Variable Series Trust, on behalf of the Third Avenue Value Portfolio. (each, the "Fund"), each a Delaware corporation; that the following is a true and correct copy of the resolutions duly adopted by a vote at a meeting of the Board of Trustees of each Fund on June 7, 2007, at which meeting a quorum was at all times present and acting; that the passage of said resolutions by the Board of Trustees, including a majority of the Independent Trustees, was in all respects legal; and that said resolutions are in full force and effect:

         RESOLVED, that it is the determination of the Board of Trustees, including a majority of the Independent Trustees, that the joint insured fidelity bond (the "Bond") written by the Great American Insurance Company in the amount of $3,400,000 insuring the Funds and the other parties named as insured parties under the Bond (collectively with the Funds, the "Parties") for covered acts or omissions of their respective officers and employees, in accordance with the requirements of Rule 17g-1 promulgated by the SEC under Section 17(g) of the 1940 Act, are reasonable in form and amount after having given due consideration to all relevant factors including, but not limited to, the value of the aggregate assets of the Funds to which any such covered person may have access, the type and terms of the arrangements made for the custody and safekeeping of such assets, the nature of the securities in the Funds' portfolios, the number of other parties named as insured parties under the Bond, and the nature of the business activities of such other parties; and it was further

         RESOLVED, that the Boards, including a majority of the Independent Trustees, hereby approves the payment by the Funds of the portion of the premium for coverage under the Bond, in the amount described at this meeting, having given due consideration to all relevant factors including, but not limited to, the number of other parties named as insured parties under the Bond, the nature of the business activities of such other parties, the amount of the Bond, the amount of the premium for the Bond, the ratable allocation of the premium among all the parties named as insureds, and the extent to which the share of the premium allocated to the Funds is less than the premium the Funds would have had to pay if each had provided and maintained a single insured bond; and it was further

         RESOLVED, that each of the appropriate officers of the Funds hereby is authorized to take such actions as may be required to amend the Bond to include in the coverage new funds advised, sub-advised or administered by Third Avenue Management LLC or its affiliates, as of the date each is declared effective by the SEC; and it was further

         RESOLVED, that each of the President, the Secretary, the Treasurer and the Chief Compliance Officer hereby is designated as the officer responsible for making all filings with the SEC and giving all notices on behalf of the Corporation with respect to the Bond required by paragraph (g) of Rule 17g-1 promulgated by the SEC under the 1940 Act.

Dated this 20th day of June , 2007

                                                     /s/ W. James Hall
                                                     -----------------
                                                     W. James Hall, Secretary